Exhibit 99.1

THE NEW YORK TIMES COMPANY NAMES MEREDITH KOPIT LEVIEN

CHIEF OPERATING OFFICER

New Role and New Digital Organization to Accelerate Digital Execution

NEW YORK, Wednesday, June 7—The New York Times Company today announced that Meredith Kopit Levien has been promoted to the position of executive vice president and chief operating officer effective immediately. In this new role, Ms. Kopit Levien will oversee the teams responsible for product, design, audience and brand, consumer revenue, advertising and NYT Beta.

The promotion is part of a broader reshaping of The Times’s digital departments, aimed at streamlining and accelerating the operations of the rapidly growing digital businesses. Product and design, a new integrated department that will lead the development of The Times’s digital products, will report into the operations group, as will NYT Beta, the department that develops and manages new digital products like Cooking. Ms. Kopit Levien will continue to report to President and CEO Mark Thompson. The technology and data groups will now report directly to Mr. Thompson as well.

Kinsey Wilson’s position of executive vice president, product and technology is being eliminated in the reorganization. Mr. Wilson has decided not to stay on in an alternative permanent role at The New York Times. But he will advise Mr. Thompson, Executive Editor Dean Baquet and other senior leaders on a range of strategic matters. In particular, he will continue to play a central role in developing The Times’s relationships with other major digital platforms, and guide the creation of an expanded audio strategy.

Mr. Thompson said, “During Kinsey’s tenure as the head of product and technology, The Times continued to build the best and most commercially successful digital news products in the world and assembled a brilliant team of engineers, designers and product and data specialists. I am profoundly grateful to him for his vision, his immense expertise and his creativity. Kinsey played a key part in the development of podcasting at the company and the launch of The Daily, our wildly popular audio report. I am delighted he has agreed to stay on as an advisor.”

“We’ve seen striking success in digital in recent quarters, with remarkable growth in audiences, subscriber numbers and digital advertising revenue. But I believe we have the opportunity to move even faster by simplifying and streamlining decision-making and digital execution at the company,” continued Mr. Thompson. “Meredith is a force of nature who has already transformed our advertising and marketing departments. As COO, she will have the task of leading and coordinating our digital operations, from audience identification and brand marketing, to product innovation and development, to monetization. Meredith combines great strategic insight and a profound commitment to The Times’s journalistic mission with a spectacular track record of building digital teams and businesses.”

Under Ms. Kopit Levien’s watch, The Times has nearly eclipsed 2 million digital-only news subscriptions, launched both T Brand Studio, a Cannes Mobile Grand Prix award-winning marketing agency, and Paid Posts, a standard setter in native advertising. She joined the company in August 2013 as executive vice president of advertising and was named chief revenue officer in April 2015. She previously served as chief revenue officer at Forbes Media.

Mr. Wilson joined The Times in February 2015 as editor for innovation and strategy and soon thereafter took on the added role of executive vice president, product and technology, in March 2015. Previously, he oversaw NPR’s global news-gathering, programming and digital operations as executive vice president and chief content officer.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm.

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